UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 6, 2011

Date of Report (Date of earliest event reported)

Cascade Technologies Corp.

(Exact name of Registrant as specified in its charter)

Wyoming	0-52141	98-0440633
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

250 N. Robertson Blvd., Suite 427

Beverly Hills, California 90211

 (Address of principal executive offices)

(Zip Code)

(310) 858-1670

Registrant’s telephone number, including area code

 (Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Effective May 6, 2011, the Company entered into an agreement with 3 JP’s, Inc., a California corporation (“3 JP’s”), pursuant to which 3 JP’s offered to refer accredited investors for a private placement of the Company’s securities.    The Company has agreed to pay referral fees of cash and warrants, having a strike price of $0.05 per share, for funds received from accepted referrals. The Company is not obligated to accept any referrals or subscriptions from any person. The Company has also agreed to retain 3 JP’s to represent the Company to perform investor relations services for a period of twelve months if the Company is able to raise at least $650,000 in new funds. No assurance can be given that the Company will be able to obtain any funds from any such referrals or at all.

 This Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy securities nor shall there be any offer or sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.  Any securities if sold will be restricted securities within the meaning of federal securities laws will not have been registered under the Securities Act of 1933, as amended, and may not be offered or sold absent such registration or an applicable exemption from the registration requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Cascade Technologies Corp.

Dated: May 12, 2011	By:	/s/ Erik Lindsley
Erik Lindsley
Chief Financial Officer

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